Exhibit 99.1

               ICORIA TRANSFERS LISTING TO NASDAQ SMALLCAP MARKET

RESEARCH TRIANGLE PARK, N.C., Dec. 15 /PRNewswire-FirstCall/ -- Icoria, Inc. (Nasdaq: ICOR), a biotech company using systems biology to discover new biomarkers to enhance drug and agrichemical discovery and development, announced today that its application to transfer the listing of its common stock from the Nasdaq National Market to the Nasdaq SmallCap Market has been approved by the Staff of the Nasdaq Stock Market. The transfer is effective at the opening of business on December 17, 2004.

The Nasdaq SmallCap Market is fully automated, provides real-time trade reporting and is a marketplace for more than 600 companies. Securities listed on both the Nasdaq National Market and Nasdaq SmallCap Market share a unified order entry system. There will be no change in the way Icoria shares are traded as a result of the listing transfer, and the transfer will not have an effect on shareholders' ability to purchase and sell Icoria's common stock. Icoria's stock symbol remains ICOR.

Icoria is making the transfer at this time because its minimum bid price continues to be below the Nasdaq National Market's listing requirements. Pursuant to the rules of the National Association of Securities Dealers, Icoria expects that it will be granted until June 20, 2005, to attempt to regain compliance with the minimum bid price requirements of the Nasdaq Stock Market.

About Icoria

Icoria, Inc. is a biotech company dedicated to deciphering the complexity of biological processes through the application of systems biology to identify biomarkers for drug discovery and development, diagnostics and to develop novel agrichemicals. Icoria has major contracts with the National Institute of Environmental Health Sciences, the Monsanto Company and Pioneer Hi-Bred International (a subsidiary of DuPont). Icoria also has a major grant from the National Institute of Standards & Technology's Advanced Technology Program. For more information, visit http://www.icoria.com .

This press release contains forward-looking statements, including statements regarding the Company's expectations for future revenue, new business opportunities and use of its systems biology platform. Such forward- looking statements are based on management's current expectations and are subject to a number of risks, factors and uncertainties that may cause actual results, events and performance to differ materially from those referred to in the forward-looking statements. These risks, factors and uncertainties include, but are not limited to, Icoria's early stage of development, history of net losses,

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technological and product development uncertainties, reliance on research collaborations, uncertainty of additional funding and ability to protect its patents and proprietary rights. Certain of these and other risks are identified in Icoria's annual report on Form 10-K for the year ended December 31, 2003 and in its quarterly report on Form 10-Q for the quarter ended September 30, 2004, each filed with the Securities and Exchange Commission. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in our expectations, except as may be required by law.

SOURCE  Icoria, Inc.
    -0-                             12/15/2004
    /CONTACT: Media-Public Relations of Icoria, Inc., +1-919-425-2999; or Brian Ritchie or Mark Vincent of EURO RSCG Life NRP, +1-212-845-4200/
    /Web site:  http://www.icoria.com /